NXP Semiconductors Announces Quarterly Dividend and Resumption of Share Repurchases

EINDHOVEN, The Netherlands, November 19, 2019 – NXP Semiconductors N.V. (NASDAQ: NXPI) today announced that, as part of the Quarterly Dividend Program, its board of directors has approved the payment of an interim dividend for the fourth quarter of 2019 of $0.375 per ordinary share. The interim dividend will be paid on January 6, 2020 to shareholders of record as of December 16, 2019.

Additionally, the NXP board of directors has authorized to resume the share buy-back program in 2020, authorizing up to $2 billion of share repurchase to be executed at times and manners determined by the company management.

Taxation – Cash Dividends
Cash dividends will be subject to the deduction of Dutch dividend withholding tax at the rate of 15 percent, which may be reduced in certain circumstances. Non-Dutch resident shareholders, depending on their circumstances, may be entitled to a full or partial refund of Dutch dividend withholding tax. If you are uncertain as to the tax treatment of any dividends, consult your tax advisor.

About NXP Semiconductors
NXP Semiconductors N.V. enables secure connections for a smarter world, advancing solutions that make lives easier, better, and safer. As the world leader in secure connectivity solutions for embedded applications, NXP is driving innovation in the automotive, industrial & IoT, mobile, and communication infrastructure markets. Built on more than 60 years of combined experience and expertise, the company has approximately 30,000 employees in more than 30 countries and posted revenue of $9.41 billion in 2018. Find out more at www.nxp.com.

Forward-looking Statements
This document includes forward-looking statements which include statements regarding NXP’s business strategy, financial condition, results of operations, and market data, as well as any other statements which are not historical facts. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, NXP does not have any intention or obligation to publicly update or revise any forward-looking statements after NXP distributes this document, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in NXP’s SEC filings. Copies of NXP’s SEC filings are available on NXP’s Investor Relations website, https://investors.nxp.com or from the SEC website, www.sec.gov.

For further information, please contact:

Investors:                                    Media:
Jeff Palmer                                    Jacey Zuniga
jeff.palmer@nxp.com                                 jacey.zuniga@nxp.com
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